Exhibit 10.1

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of February __, 2023, by and between HeartBeam, Inc., a Delaware corporation (the “Company”), and Maverick Capital Partners, LLC, a Delaware limited liability company (the “Investor”).
WHEREAS, the Company is seeking interim financing to enable it to further develop, test and market its products;
WHEREAS, the Investor is willing to provide additional financing to benefit the Company; and
WHEREAS, in order to accomplish the foregoing, the Investor desires to purchase from the Company, and the Company desires to sell to the Investor, up to $5,000,000 worth of common stock;
THE PARTIES HEREBY AGREE AS FOLLOWS:
1.    Purchase and Sale of Stock.
1.1    Sale and Issuance of Stock. Subject to the terms and conditions of this Agreement, the Investor may purchase, and the Company may sell and issue to the Investor, up to $5,000,000 worth of the Company’s common stock, par value $0.0001 (the “Common Stock”). Draw Down requests shall follow the Draw Down Rules set forth in Section 1.2, below. The Investor shall purchase such Common Stock at such times on or before May 31, 2023 and in such amounts as the Company may elect pursuant to this Section 1.1 and Section 1.2 hereof, provided that (a) the initial purchase shall consist of Common Stock for an aggregate price of $500,000, (b) subsequent purchases of Common Stock shall be for a minimum of $100,000 or an integral multiple thereof, and (c) the Investor shall purchase the Common Stock only if it is satisfied with its due diligence review of the Company following each “Draw Down Notice” as defined below and the Company’s Form S-3 registration statement remains effective with the Securities and Exchange Commission (“SEC”) for the resale of all shares of Common Stock received by the Investor hereunder.
1.2    Draw Down Rules. At any time, the Company may, in its sole discretion, issue a “Draw Down Notice” to the Investor. The Draw Down Notice shall indicate the dollar amount of the requested Draw Down and no Draw Down shall exceed $500,000. Each Draw Down Notice shall commence a “Draw Down Pricing Period,” which shall mean a period of five (5) consecutive trading days preceding a “Draw Down Closing Date” (as defined below).
Only one Draw Down shall be allowed in each Draw Down Pricing Period. Each Pricing Period shall mean a period of five (5) consecutive trading days preceding a Draw Down Notice, and must be separated by one week. If a Draw Down is not objected to by the Investor, the Company shall issue and deliver unto the Investor shares of Common Stock for the amount of the approved Draw Down and such Common Stock shall be delivered to the Investor on the first trading day following the end of the Draw Down Pricing Period (the “Draw Down Closing Date”). At Investor’s option, the shares may be issued in certificate form or in book entry with V Stock Transfer, the Company’s registered transfer agent.
1.3    Purchase Price. The purchase price of the Company’s Common Stock shall be equal to 75% of the average calculated Volume-Weighted Average Price (“VWAP”) per share during the applicable Draw Down Pricing Period. The shares of Common Stock issued to the Investor shall be freely tradeable and registered for resale by an effective Form S-3 registration statement. “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from

9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the OTC Pink (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company
1.4    Equity Blocker. The Company shall not issue or sell, and the Investor shall not purchase or acquire any shares of Common Stock under this Agreement which, when aggregated with all other shares of Common Stock of the Company then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its affiliates of more than 4.99% of the then issued and outstanding shares of Common Stock of the Company (the “Ownership Limitation”). If the Ownership Limitation is met during a Pricing Period, then the Company shall not issue or sell, and the Investor shall not purchase or acquire, any additional shares of common stock in the Company. The amount specified in the Draw Down Notice shall be reduced as a result to conform to the Ownership Limitation and the amount of proceeds ultimately due to the Company will be reduced. Upon the written or oral request of the Investor, the Company will confirm orally or in writing to the Investor within two (2) business days of such request the number of shares of common stock of the Company then outstanding. The Investor and the Company shall each cooperate in good faith in the determinations required hereby and the application thereof.
1.5    Participation Rights. At any time after the date hereof, so long as Investor owns more than 1% of the outstanding common stock, if the Company shall issue or propose to issue any additional shares of the Company’s common stock, or warrants, options outside of the S-3 Registration Statement File No. 333-269520 (excluding any grants by the Company in accordance with its stock incentive plans, now or hereinafter in effect) or other rights or instruments of any kind convertible into or exercisable or exchangeable for shares of Common Stock (the “Additional Securities”), Investor shall have the right to subscribe for and to purchase at the same price per share that number of Additional Securities necessary to maintain a Fully-Diluted Ownership Percentage (as defined herein below) in the Company equal to the lesser of:

(i)Fully-Diluted Ownership Percentage of the Company on the date that a Subscription Notice (as defined below) is delivered to Investor hereunder, and

(ii)     of 4.9% of the Company’s issued and outstanding Common Stock. In the case of a private transaction (so not in conjunction with a S-1 or S-3 registration statement), any offer of Additional Securities made to Investor shall be made by notice in writing (the “Subscription Notice”) at least 10 Trading Days prior to the issuance of such Additional Securities for Investor to declare its Participation Rights in such transaction.
2.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that:
2.1    Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to carry on its business as now conducted and as proposed to be conducted.
2.2    Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the sale of the Common Stock as contemplated hereby, the performance of all obligations of the Company under this Agreement and the authorization, issuance and delivery of the Common Stock being sold hereunder has been taken, and this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.
2.3    Valid Issuance of Shares. The Common Stock to be purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms hereof, will be duly and validly issued, and the shares of Common Stock, will be issued in compliance with all applicable federal and state securities laws and in accordance with the Company’s effective Form S-3 registration statement. The Company has sufficient authorized but unissued shares of Common Stock to cover any and all stock purchases hereunder.
2.4    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the execution of this Agreement and the consummation of the sale of the Notes to the Investor as contemplated hereby.

3.    Representations and Warranties of the Investor. The Investor hereby represents and warrants that:
3.1    Formation. The Investor is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and to carry on its business as now conducted and as proposed to be conducted.
3.2    Authorization. All corporate action on the part of the Investor, its officers and directors necessary for the authorization, execution and delivery of this Agreement and the transactions contemplated hereby, the performance of all obligations of the Investor under this Agreement, and the purchase of the Common Stock hereunder has been taken, and this Agreement constitutes the valid and legally binding obligation of the Investor, enforceable against it in accordance with its terms except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights generally.

4.    Miscellaneous.
4.1    Survival of Warranties. The representations, warranties and covenants of the Company and the Investor contained herein or made pursuant to this Agreement shall survive the Closing. However, this provision shall in no way require the Company or the Investor to update or supplement after the Closing the matters set forth in the representations contained herein.
4.2    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
4.3    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Florida as applied to agreements entered into and to be performed entirely within the State of Florida. Venue for any dispute shall be in the Miami-Dade County, Florida.
4.4    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
4.5    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6    Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon email or personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, or with a commercial delivery service providing authentication of receipt, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten days’ advance written notice to the other parties.
4.7    Finder’s Fee. Each party represents that it neither is obligated nor has created an obligation for any finders’ fee or commission in connection with this transaction.
4.8    Expenses. Each of the Company and the Investor shall pay its own costs and expenses with respect to the negotiation, execution, delivery, performance and enforcement of this Agreement.
4.9    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.
4.10    Specific Performance; Injunction. Because the parties to this Agreement will be irreparably damaged if this Agreement is not specifically enforced, either party shall be entitled to an injunction restraining any violation by the other, without any bond or other security being required.
4.11    Severability. If one or more provisions of this Agreement are held to be unenforceable under the applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent thereunto duly authorized, this Agreement as of the date first above written.
HeartBeam, Inc.
        By: /s/ Richard Brounstein
        Title: Chief Financial Officer
    Address:
    2118 Walsh Avenue
    Santa Clara, CA 95050
Maverick Capital Partners, LLC
By: /s/ Ramy Farid
Title: Manager

Address:
8 the Green
Suite 6509
Dover, DE 19901